UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐ Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Tellium, Inc.

(Name of Registrant as Specified In Its Charter)

Zhone Technologies, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This filing relates to a proposed business combination between Tellium, Inc. (“Tellium”) and Zhone Technologies, Inc. (“Zhone”), pursuant to the terms of an Agreement and Plan of Merger, dated as of July 27, 2003, by and among Tellium, Zhone and Zebra Acquisition Corp., a wholly-owned subsidiary of Tellium.

Additional Information regarding the Merger

Tellium and Zhone plan to file a Joint Proxy Statement/Prospectus with the Securities and Exchange Commission (SEC) in connection with the merger. Any offer of securities will only be made pursuant to the Joint Proxy Statement/Prospectus. In addition, Tellium and Zhone will file other information and documents concerning the merger and their respective businesses with the SEC. WE URGE INVESTORS TO REVIEW THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER INFORMATION TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents will be available without charge on the SEC’s web site at www.sec.gov and may be obtained without charge from the SEC at telephone number 800-SEC-0330. A free copy of the final Joint Proxy Statement/Prospectus may also be obtained from Tellium and Zhone. INVESTORS SHOULD READ THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.

The officers and directors of Tellium and Zhone may have interests in the merger, some of which may differ from, or may be in addition to, those of the stockholders of Tellium and Zhone generally. A description of the interests that the officers and directors of the companies have in the merger will be available in the Joint Proxy Statement/Prospectus.

In addition, Tellium and Zhone, their respective officers, directors and certain other members of their management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Tellium and Zhone in favor of the merger. Information about the officers and directors of Tellium and their ownership of Tellium securities is set forth in the proxy statement for Tellium’s 2003 Annual Meeting of Stockholders filed with the SEC on April 30, 2003. Information about the officers and directors of Zhone and their ownership of Zhone securities is set forth in Zhone’s Registration Statement on Form 10 filed with the SEC on April 30, 2003, as amended. Investors may obtain more detailed information concerning the participants by reading the Joint Proxy Statement/Prospectus when it is filed with the SEC.

On July 28, 2003, Tellium and Zhone held a conference call relating to the proposed merger described above, which was also made available for replay via a webcast and a telephone dial-in number. The following is a transcript of the conference call:

TELLIUM

Moderator: Jennifer Collins

July 28, 2003

4:00 p.m. CT

Operator:

Good afternoon everyone, and welcome to today’s conference call. Today’s call is being recorded.

At this time, I would like to turn the call over to Jenniffer Collins, Tellium’s Director of Investor Relations for opening remarks and introductions.

Jenniffer:

Thank you. Good afternoon everyone, and welcome to today’s conference call. Earlier today Tellium and Zhone issued an announcement that they have entered into a definitive merger agreement to merge the two companies. I am here with Harry Carr, Chairman and Chief Executive Officer of Tellium, and Michael Losch, Chief Financial Officer, Secretary and Treasurer of Tellium. We are also joined by the executive team of Zhone Technologies; Mory Ejabat, Chairman and Chief Executive Officer and Kirk Misaka, Chief Financial Officer. Harry and Mory will take a few minutes to review some details regarding this morning’s announcement concerning the Definitive Merger Agreement signed yesterday by the two companies. The management team of both companies will be available to answer questions.

We hope you have seen the three releases regarding Tellium and Zhone that were issued this morning. Tellium’s release outlined the financial results for Tellium for the quarter ended June 30, 2003. The press release includes certain non-GAAP information, which we may refer to in this call. The release was distributed over Business Wire and, for your convenience; it has been posted on Tellium’s Web site at Tellium.com. Zhone Technologies issued a release outlining their financial results for the quarter ended June 30, 2003. This release has been posted on

Zhone technologies website at Zhone.com. , Our joint announcement on the definitive merger agreement has been posted on both companies’ websites. The replay of this conference call will be available on Tellium’s website beginning tomorrow evening and will also be available over the phone by dialing (888) 203-1112. The passcode is 742940.

Before we begin, I’d like to remind you that statements made during the course of this call that are not purely historical, are forward-looking statements. These include statements regarding the company’s or management’s intentions, estimates, projections, assumptions, beliefs, expectations and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results might differ materially from those projected in the forward-looking statements.

Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in Tellium’s annual report on Form 10-K filed on March 31, 2003 and its quarterly report on Form 10Q filed on May 13, 2003. In addition, information regarding factors that may affect Zhone generally are discussed in Zhone’s Form 10 filed on April 30, 2003, as amended. These documents can be accessed through the SEC’s website at SEC.gov.

Additional factors in connection with the merger will be discussed in Tellium’s Registration Statement on Form S-4, which Tellium plans to file with SEC.

Our financial results for the quarter are detailed in our release. As a quick overview; for the three months ended June 30, 2003, Tellium recorded $10.1 million dollars in revenue and gross margins as a percentage of revenue on a GAAP basis were 39 percent and 47 percent on a pro forma basis. Our net loss for the quarter ended June 30, 2003 on a GAAP basis of $12.1 million dollars, and a net loss of $7.4 million on a pro forma basis. Tellium ended the quarter with a cash position of $149.8 million dollars.

Now, I would like to introduce Harry Carr, Tellium’s Chairman and Chief Executive Officer.

Harry:

Thank you Jenniffer. On behalf of the entire Tellium team, including our Board of Directors, I would like to welcome you and thank you for joining us today.

I am pleased to inform you that this morning, Tellium and Zhone Technologies, Inc. announced that we have entered into a definitive agreement to merge the two companies.

Under the terms of the agreement, the current security holders of Zhone will own approximately 60% of the combined company’s outstanding shares on a fully converted basis and 40% will be held by Tellium security holders. After completion of the merger, the combined company will be named Zhone Technologies, Inc. and we anticipate that the combined company will be a publicly traded entity under the symbol ZHNE traded on the NASDAQ. The transaction is subject to the approval of each company’s shareholders, regulatory review as well as other customary closing conditions. The transaction is expected to close in the fall of 2003.

The combined board will be increased to nine positions, seven of which will be designated by Zhone and two of which will be designated by Tellium. Mory Ejabat, currently chairman and chief executive officer of Zhone, will become chairman and chief executive officer of the combined company.

We are very excited about this combination and believe it is the right next step for Tellium. Before I turn the call over to Mory, I would like to make a few remarks. Two years ago, Tellium hosted its first earnings call as a public company. We became a public company in a very difficult market in May of 2001. Our IPO was the culmination of many years of hard work. Since the founding of Tellium in 1997, the company has made its mark as a leader in delivering switching solutions for the core optical network. We pioneered the optical switching market with our first generation optical switch, the Aurora 32, which went into service in the early part of 1999 and is still in demand. We started shipping our second-generation switch, the Aurora optical switch in

August 2000. Our AOS was the first optical switch capable of switching at both 2.5 and 10-gigabit optical wavelengths, and remains the only one capable of true shared mesh switching at SONET-like speeds. In October of 2001, our optical switches were part of networking history, as Dynegy Global Communications publicly announced the world’s largest optically switched, shared mesh network, with Tellium switches as their solution in the core. Our market leadership and record of accomplishment has been recognized by some of the world’s largest service providers.

Tellium has also lived through dramatic changes in the industry. We began to see increased deterioration in the carrier marketplace in the second quarter of 2002, both in the U.S and in offshore markets as carriers dramatically changed and reduced their investments in the core of their networks. We responded swiftly to these changes in the industry. We dramatically reduced our operating expenses and our cash spending. In 2002 and into 2003, we fundamentally resized and reshaped our business and aggressively reduced our cost structure. Today, we continue to have a strong balance sheet with approximately $150 million dollars in cash and remain virtually debt-free. In addition, despite the downturns in the industry, we have positioned the company for continued success through our ongoing R&D investment.

I joined Tellium in early 2000 with a commitment to build a great company and create long-term shareholder value. During the past three and one-half years, we have done our best to make this happen. Now, it’s time for the next chapter in building long-term shareholder value, and I believe the actions we have taken at Tellium to protect the company’s viability combined with this proposed merger with Zhone will live up to that commitment. We believe the combination of Tellium and Zhone’s technology, financial strength, broad customer base and talent pool will create a powerful competitor for today’s global telecommunications industry. In addition, I believe that Mory Ejabat, Chairman and Chief Executive Officer of Zhone, is a visionary, and has pioneered the development of next generation communications equipment over his career, and I believe he is definitely the right person to lead our combined company.

Along with the entire Tellium team I look forward to working with Mory and his team over the next few months to ensure a seamless and successful transition for our customers, our employees and our shareholders. I want to thank the entire Tellium team, and our Board of Directors, for making this combination a reality. I have been in this business for over 25 years and have had many great experiences and have worked with some great people, none greater than the folks at Tellium. They never wavered in their dedication and the commitment to being the best, despite the relentless challenges put before them during the past couple of years. I am confident that the combination of the Tellium and Zhone teams will make for a very formidable competitor in the marketplace.

At this point, I would like to turn the call over to Mory to give you some insight into Zhone Technologies, and the future of the combined company.

Mory:

Thanks Harry. Today marks a major milestone for both Zhone and Tellium, and the telecommunications industry. Over the past couple years we have seen the business needs of our customers start to converge. The combination of our two businesses will provide a comprehensive solution for local, metro, and long distance requirements. We believe that the combined company will benefit from a strong balance sheet, steady revenue stream, broad customer base, and a robust portfolio of market leading network products and technologies. The combined company will provide our customers an advanced scalable access and transport solution to bridge their networks from existing copper based loops to fiber optics.

For those of you who may not be familiar with Zhone Technologies, Jeanette Symons and I founded the company in 1999. Jeanette had been CTO and I had been CEO of Ascend

Communications where we led the company from its start up roots to a multi billion dollar company that was acquired by Lucent Technologies in June of 1999. Two months later, we started Zhone. At that time, we attracted a $500 million dollar funding commitment from our initial investors including Kohlberg Kravis Roberts & Company, Texas Pacific Group, New Enterprise Associates, CalPERS, and Madison Dearborn. Our financial strength enabled our team to quickly achieve market acceptance through both internal development and acquisition. Our product portfolio brings integration and management to the local loop over both copper and fiber to each subscriber. This makes it possible for our carrier and service provider customers to offer a full suite of managed services, while reducing operating costs, and simplifying provisioning. Our products allow carriers to provide the high-speed links necessary to deliver voice, data, video, and broadcast television services.

With the addition of Tellium’s existing core switches as well as new products now being developed, we will offer our customers, a true end-to-end solution.

Zhone’s financial performance has been admirable throughout an extremely difficult market. By now, hopefully you have seen our announcement released earlier today highlighting Zhone’s financial results for the quarter ended June 30, 2003. Our net sales for the quarter grew by 20% sequentially as we finished the quarter with $20.5 million dollars in revenue. Our operating loss, excluding non-cash charges for the second quarter was $4.7 million versus $6.8 million for the first quarter.

Our revenue growth is generated by our dedicated sales efforts, which focus on the large global communications service providers as well as independent telephone carriers. We see great synergies in the sales and marketing efforts of Tellium and Zhone, and plan to leverage our existing sales channels to enhance the opportunities to sell Tellium’s existing and future optical products. Currently, Zhone products are deployed on six continents at over 250 carrier customers. The majority of revenues are from North America with installations at 8 of the top 10 North American carriers. I believe that the combination with Tellium will only make these relationships stronger.

Zhone has acquired eight companies over the last four years and we intend to continue this strategy as we continue to accelerate our market share growth and add the best available talent to our team focused uniquely on specific areas of the carrier networks. We believe that this combined company will have a strong currency for additional acquisitions.

We believe Zhone and Tellium shareholders, as well as our respective customers; will share our enthusiasm for this transaction.

We are looking forward to working with Tellium’s team, Tellium’s customers and Tellium’s shareholders and to the shared success that we believe this merger provides all of us going forward.

Let me take a moment to acknowledge Harry Carr. Harry is an established industry leader and has led Tellium through undoubtedly the most difficult telecommunications market ever. Harry and his team have built a great company in Tellium, and we are certain that this transaction will only strengthen the ability of both companies to meet our business goals.

Thank you for joining us today. We would like to open the call up to questions.

Operator: Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please press the “star” key, followed by the digit “one,” on your telephone. We will take questions in the order that you signal us, and we’ll take as many questions as time permits. If you’re using a speakerphone, you will have to release your mute function, in order for the signal to reach us. Once again, that’s “star one” to ask a question, and we will pause just a moment to assemble the roster.

And our first question comes from (Hussein Ahman).

(Mike Demichele): Yes, this is actually (Mike Demichele) for (Hussein).

Congratulations on the merger. I just had a couple, you know, kind of housekeeping items – understand the financials a little bit more, and then maybe a more strategic one.

So, you know, maybe, Mory, you could just tell us a little bit more about, you know, what the breakdown of the revenues that we have. I think it was 20 million, or so, this quarter. You know, what products those are coming from and how you guys ((inaudible)) that to be going forward, and what you guys are expecting from the combined company’s cash burn. Are there any synergies here that you guys think you can realize, or is it essentially, you know, two separate operations?

And then also, I think there’s some balance (sheets) ((inaudible)) with Zhone. Does that get transferred over to Tellium, as well, and, you know, what does that consist of? Is there a particular duration on that? Or, you know, are there any plans for the cash to pay some of that down?

And then, if I could, just a strategic question, in terms of are there any, you know, cross-selling opportunities that you guys have already seen out there? Or, you know, what’s the plan there with, you know, Tellium switches being very much in the core, and I think the Zhone portfolio, you know, every much in access layer. I mean how do the cross-selling opportunities work there? Is there a product in the middle, at the edge, to have a complete end-to-end, or just some more color there? Thanks a lot, guys.

Mory Ejabat: OK. Well, (why) (don’t) (you) ((inaudible)) for a whole day, for all these questions. But, anyways, lets me ask Kirk Misaka to give you the breakdown, you know, revenue, and then we can talk about synergies, and the (selling) channels, and then product strategy going forward ((inaudible)).

Kirk Misaka: The composition of the $20.5 million in revenues that Zhone reported for the second quarter was made up of 7.3 million from our single-line multi-service products, which are the Zhone newly developed technologies. The (DLC) product line represented 4.8 million, or about 23 percent, and our (MUX) product represented $8.4 million, or about 41 percent.

Mory Ejabat: The other question was if there’s any synergies or any cost synergies in the plan. You know, we may do some synergies in the future. We are looking at that. We are going to work throughout this several months and figure out what the synergies are – that we are going to achieve – and the cost reduction – I’m sure there will be some that we are going to take advantage of.

The other question, I believe, was about the selling proposition. I believe our sales team will meet, in the future, and we try to do cross selling to our customers, both product lines.

And the last question, I believe, was based on our balance sheet or debt on the balance sheet – if we are going to take some of this money and pay down our debt. There’s no plan to pay down our debt, when our debt – and our debt is not – it’s not a huge debt, at this point, so we don’t think we are going to pay down any of our debt, at this point. We haven’t – we don’t have any plans for that.

(Mike Demichele): When’s the debt due?

Kirk Misaka: We have – if you look at the Form 10, filed for Zhone, you’ll see that we have approximately 35 million that’s owed to Fremont Investment and Loan, and a working-capital facility with Silicon Valley Bank, and the terms of those debt agreements are disclosed in the Form 10.

(Mike Demichele): Great. Thanks, guys.

Operator: We’ll now go to Steve Levy.

(Markus Grufershim): Hi, it’s (Markus Grufershim) for Steve Levy.

Mory, I just wanted to – a little bit more about the sequential sales growth you experienced. Was it a function of increased customer orders, or was that any (learing) (in) of new products, or if there’s anything you could help us understand more about how you generated the growth that would be great. Thanks.

Mory Ejabat: Yes, it was two. One was – actually we – some of our customers released their budget at the end of the Q1, and (started) buying in Q2. That was one of the ((inaudible)) that released the – I mean increased the revenue, by releasing their budget. As you know, carriers do budget planning on – most of them release their budget at the end of their Q1, for deployment in Q2.

And also we – we announced a new product called a “(Raptor),” and that increased some of our revenue in that quarter.

(Markus Grufershim): Great. Thank you.

Mory Ejabat: Sure.

Operator: We’ll now go to Marc Franklin.

Marc Franklin: Is there anyplace I can see a balance sheet for Zhone? I’m looking at the SEC Web site right now and I don’t – (they’ve) got a few filings, but I’m not sure where I can find it.

Kirk Misaka: The 8-K filing that should have been filed, around one o’clock Pacific Standard Time today, includes the press release for our earnings. It also includes the balance sheet for the quarter ended June 30, 2003.

Mory Ejabat: Actually, if you look at our press release that was announced this morning there is a balance sheet attached to that.

Marc Franklin: OK, I’m not able – how do I access that on the Web? Can you just give me a clue? Is it on your own Web site . . .

Mory	Ejabat: Yes. Yes, this is our own Web site.

Marc	Franklin: OK, and what is that – just Zhone Technologies dot com?

Mory	Ejabat: Zhone.com – Z-h-o-n-e dot com.

Marc	Franklin: Zhone.com. OK. Thank you.

Mory	Ejabat: Don’t forget the h – Z-h . . .

Marc	Franklin: I’m sorry?

Mory	Ejabat: It’s Z-h-o-n-e.

Marc	Franklin: OK. Thank you.

Mory	Ejabat: You’re welcome.

Operator:	We’ll now go to (Rick Sandasian).

(Rick	Sandasian): Gentlemen, my question was answered already. Terrific deal. Thanks.

Mory	Ejabat: Thank you.

Operator:	We’ll now go to Andy Schopick.

Andy	Schopick: Thank you. Hi, Mory.

Mory	Ejabat: How you doing?

Andy Schopick: I would like to ask you if you could comment on what the cash burn rate has been at Zhone. I do remember when you acquired (Premisys). I don’t know how much that has really contributed to your results, but I also can’t really tell here what the cash burn rate has been. It looks like you were running pretty much out of cash here, at the time you’re announcing this deal.

Mory Ejabat: Well, our cash burn was – do you have those numbers for (221), Kirk?

Kirk Misaka: For Q2 it was approximately four to five million. The reason why you may not see the cash liquidity is because we’re borrowing off our of working-capital facility with Silicon Valley Bank.

Andy	Schopick: How large is that facility?

Kirk	Misaka: The facility is up to $25 million.

Andy	Schopick: And how much of it is outstanding now?

Kirk	Misaka: Approximately 10 million.

Andy	Schopick: OK, and that’s in addition to the outstanding debt that’s on the balance sheet?

Kirk	Misaka: Correct.

Andy	Schopick: OK. Yes, (Premisys), what has happened to that product line?

Mory	Ejabat: Oh that product line – we narrowed that product line. If you recall, it used to be called “(IMACS)” . . .

Andy	Schopick: Yes.

Mory Ejabat: . . . and they have several other different products. We narrowed those products on to one product and we still call it (IMACS), because (with) (the) majority of the old product, and we are shipping those products as a part of our (marched) product line, and the largest customer on that is Motorola.

Andy	Schopick: OK. Thank you.

Operator:	Moving on, we have Nikos Theodosopoulos.

Nikos	Theodosopoulos: Yes, I had a question on – and this may in the filings, so if they are excuse me. But, can you give us a sense of, you know, the last six months, for Zhone – what the revenue composition is by customer type? You know, (R-Box), (CCLEC). You mentioned Motorola on the (IMACS) (product) line. Can you give a sense of how your revenues are split up by customer type?

Mory	Ejabat: OK, Nikos, we can give you the top 10 customers. We do sell to about 250 customers worldwide. In the last two quarters the top customers were Motorola, Quest, (Verizon), Bell Canada and North State, and (IOC), and a company called (XEL), who is an integrator for (Verizon), and also (Telis) and (CCR).

Nikos	Theodosopoulos: OK, great.

Mory	Ejabat: Those are the customers that – (probably) more than one (person).

Nikos	Theodosopoulos: OK. All right. Thank you very much.

Mory	Ejabat: You’re welcome.

Operator:	Rich Church has our next question.

(Bill	Belbay): OK, thanks. (Bill Belbay) for Rich.

Just a final, along those lines. Were there any 10 percent – actual 10-percent customers in this second quarter? And maybe you can comment – is the (Raptor) in the (DLC) revenue – the 4.8?

Mory	Ejabat: No, we (had) two 10-percent customers, one was Motorola and another one is Quest.

(Bill	Belbay): But that was for the second quarter, for the first half?

Mory	Ejabat: For the second quarter.

(Bill	Belbay): (Great).

Mory Ejabat: And the (Raptor) is a next-generation (DS) line that we have announced. Not all of that is $4.7 million. Some of that is our next-generation (DLCs), or (packet) (DLCW) (called) “(Mount).” Our (router) is a version of our (Mount) product line.

(Bill	Belbay): OK. And the (DLC) had 4.8 million for the quarter? How as that . . .

Mory Ejabat: The traditional (DLC) – the traditional (DLC) was $4.8 million. Our (SLMS) product line was about $7.3 million, which includes our (mount) and (router), and other products.

(Bill Belbay): Right. OK, and last thing, on the (DLC) again, what percent of that is North America roughly?

Mory Ejabat: The (DLC) (mounter) ((inaudible)) is North America. Probably – I don’t have the percentage, but it could be as high as 100 percent.

(Bill	Belbay): Mostly (IOC)?

Mory	Ejabat: No, some of it goes to carriers also.

(Bill	Belbay): Carriers meaning (Arbuck)?

Mory	Ejabat: (Arbucks), yes, such as Quest, (Verizon) and SBC.

(Bill	Belbay): OK. Thank you very much.

Mory	Ejabat: You’re welcome.

Operator:	Just a reminder, if you wish to ask a question, please press “star one” on your telephone.

And	we go next to Joe Noel.

Joe Noel: Yes, hi, Joe Noel at Pacific Growth.

Mory, what can you tell us about the plan going forward? I know you don’t want to give any concrete numbers, but could you speak to the – you know, give some color on growth you’re expecting for the rest of the year.

And the second question is it sounds like almost all of this business is domestic. Is that correct?

Mory Ejabat: Well, all of our business is not domestic. We are about 85-percent domestic, 15-percent international. And those numbers I may have to recalculate again, but I don’t have it right in front of me.

Now, in respect to the business going forward, you know, all I can tell you, Joe, is that we are going to see a sequential growth in a Zhone traditional business next quarter. And our goal is the two companies work together very hard to probably be profitable in the first half of 2004.

Joe	Noel: Great. OK, thanks.

Operator:	We now have a follow-up question from Andy Schopick.

Andy	Schopick: I’m trying to understand the capitalization of the company when this deal is completed. How many shares approximately would be outstanding?

Mory	Ejabat: Michael, do you want to answer that question?

Harry	Carr: Well, I think – this is Harry Carr – if you count shares, options and warrants, which is the fully-converted method, (all) (in) it’ll be roughly about 330 shares, give or take, you know, a couple of million.

Andy	Schopick: OK.

Harry	Carr: And it’ll all be – the final exchange ratio will be set at closing.

Andy	Schopick: Of course, but it’ll be kind of in that vicinity?

Harry	Carr: Yes, sir.

Andy	Schopick: And then the Tellium shareholders will own effectively 40 percent of the company?

Harry	Carr: That’s correct.

Andy	Schopick: Thank you.

Harry	Carr: You’re welcome.

Operator:	As a final reminder, if you do have a question, please free “star one.”

And we have a follow up from (Hussein Ahman).

(Hussein	Ahman): Yes, Harry, just real quick on the core Tellium business. You know, the first half of the year I think was driven, you know, by the cable-and-wireless deployment – 10 million in each of the quarters. I’m wondering, you know, what the visibility is of going into the, you know, second half of the year. You know, are we expecting a drop off here, or will we basically go back to maintenance revenues at all the existing customers? Are there any deployments, you know, still going on? If you could just give us some color into that that’d be great. Thanks.

Harry	Carr: Sure. Well, the one thing is I promised Mory I wouldn’t make too many commitments that he’d have to live up to. But, you know, basically, (Mike), you know, we have some visibility going into the third quarter. We haven’t given specific revenue guidance at this point. What I can tell you is that there is still some cable-and-wireless revenue to come in the third quarter, and some additional opportunities that we’re in the process of trying to close.

I might also add that – you know, I don’t know if it was you, or somebody asked the question before – from a product perspective, kind of what are the cross-selling opportunities. One of the things – you know, in my quote, in the press release today, you saw – is, you know, we’ve got some products under development that as we’ve talked on earlier calls we haven’t publicly announced yet deliberately.

Obviously, Mory and his team have had the benefit of having a close look at those, and that’s one of the reasons why this deal makes strategic sense, not just financial sense, because it does provide you with a company with access, (metro) and core solutions. So, I think when we do the cross selling, you know, hopefully we can continue a positive trend in the revenue. But, you know, we’re going to be working together, as appropriate, in the interim period, and ultimately after the deal closes.

(Hussein	Ahman): OK, thanks.

Operator:	And a follow up from Nikos Theodosopoulos.

Nikos	Theodosopoulos: Yes, I just wanted to know the headcount of each company, at the end of the June quarter, if you have that available.

Harry	Carr: Nikos, Tellium had 177 people.

Mory	Ejabat: And Zhone has 240.

Nikos	Theodosopoulos: OK. And are all the Zhone people – I mean what’s the geographic – I mean are all the Zhone people located on the West Coast? I’m not up to speed on the – you know, the locations of the company.

Mory	Ejabat: No, the majority of the people are in Oakland. We do have engineering offices in (Alfredo), Georgia, in Boston, and in Ottawa, Canada, and also in Oregon.

Nikos	Theodosopoulos: OK. All right. Thank you.

Mory	Ejabat: (You’re welcome).

Operator:	And, at this time, there are no further questions. I’ll turn it back over to you for any closing remarks.

Harry	Carr: Mory, would you like to close out the call?

Mory	Ejabat: Well, I believe this is going to be a great combination, and it took lots of work between myself and you Harry, and we believe the combination is going to be a great ((inaudible)) in the industry – Harry.

Harry	Carr: Thanks, Mory. And I’ll just echo those, and thank Mory for his partnership in this. I believe he will deliver the shareholder value for people. And you will some list of frequently-asked questions being filed in the next day or so, so they’ll be available to answer a lot of the questions that we may not have covered today.

Thank you, Amy. That’s the end of the call.

Operator:	That does conclude today’s conference. Thank you for your participation.

END